As filed with the Securities and Exchange Commission on December 18, 2007
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-2592361
(State or other jurisdiction	(IRS Employer
of incorporation)	identification No.)
70 Pine Street, New York, New York 10270
(Address, including zip code, of principal executive offices)
American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan
(Full title of the plan)
Kathleen E. Shannon
Senior Vice President, Secretary and Deputy General Counsel
70 Pine Street
New York, New York 10270
(212) 770-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate Offering	Registration
Title of Securities to be Registered	Registered (1)	Share (2)	Price (2)	Fee (1) (2)
Common Stock, par value $2.50 per share	135,000,000 shares	$55.84	$7,538,400,000	$231,429.00

1.	This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and adjustment provisions of the above-referenced plan.

2.	Estimated solely for purposes of calculating the registration fee. This estimate has been computed in accordance with Rule 457(c) and (h)(1) and is calculated based upon the average of the high and low sales prices of the Common Stock of American International Group, Inc. on December 17, 2007, as reported on the New York Stock Exchange Composite Tape.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption From Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-4: AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN
EX-5: OPINION OF KATHLEEN E. SHANNON RE VALIDITY
EX-10.A: FORM OF STOCK OPTION AWARD AGREEMENT
EX-10.B: FORM OF PERFORMANCE RSU AWARD AGREEMENT
EX-10.C: FORM OF TIME-VESTED RSU AWARD AGREEMENT
EX-10.D: FORM OF TIME VESTED RSU AWARD AGREEMENT WITH FOUR-YEAR PRO RATA VESTING
EX-10.E: FORM OF TIME-VESTED RSU AWARD AGREEMENT WITH THREE-YEAR PRO RATA VESTING
EX-10.F: FORM OF NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNITS AWARD AGREEMENT
EX-23.A: CONSENT OF PRICEWATERHOUSECOOPERS LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

AMERICAN INTERNATIONAL GROUP, INC.
70 Pine Street
New York, New York 10270
(212) 770-7000
Common Stock, $2.50 Par Value

     This prospectus relates to up to 135,000,000 common shares which may be delivered pursuant to the terms of awards under the American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”). The issuer of the shares of common stock, par value $2.50 per share (“Common Stock”), offered pursuant to the Plan is American International Group, Inc. (“AIG” or the “Company”).
     Selling shareholders may from time to time reoffer or resell shares of Common Stock acquired by them under this plan directly or through agents or broker-dealers in one or more transactions on the New York Stock Exchange, at market prices and on terms prevailing at the time of the sale. See “Plan of Distribution.” The Common Stock is listed on the New York Stock Exchange under the symbol “AIG.”
     AIG will not receive any of the proceeds from the sale of Common Stock by the persons who use this prospectus to effect resales of their shares, but will pay all costs, expenses and fees in connection with the registration of the Common Stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date below.

Prospectus dated December 18, 2007

Incorporation by Reference of Information Concerning the Company
     The Company files annual and quarterly reports, proxy statements and other information with the Commission. You may read and copy documents that the Company files at:
•	SEC Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
Please call the Commission at 1-800-SEC-0330 for further information.
The Company’s filings are also available to the public through the Commission’s web site at http://www.sec.gov.

•	The New York Stock Exchange 20 Broad Street New York, New York 10005 The Common Stock is listed on the New York Stock Exchange.
     The Commission allows the Company to “incorporate by reference” certain information the Company files with the Commission, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Company files with the Commission will automatically update and supersede that information as well as the information included in this prospectus. The Company incorporates by reference the documents listed in the accompanying box and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all the shares of Common Stock are sold, provided, however, that the Company is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. This prospectus is part of a registration statement the Company filed with the Commission.

Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.
Current Reports on Form 8-K filed on January 19, 2007, March 1, 2007 (Item 8.01 information only), March 13, 2007, March 16, 2007, May 22, 2007, June 7, 2007 and November 15, 2007.
Current Report on Form 8-K/A filed on December 7, 2007.
The description of Common Stock contained in the registration statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Exchange Act.
     The Company will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing or telephoning the Company at the following address:
•	American International Group, Inc. Director of Investor Relations 70 Pine Street New York, New York 10270 (212) 770-7074
Selling Shareholders
     Persons who are “affiliates” of AIG for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the rules promulgated by the Securities and Exchange Commission (the “Commission”) thereunder, who are delivered shares of Common Stock under the Plan may use this prospectus to effect reoffers or resales of such shares. These shares of Common Stock may be deemed to be “control securities” within the meaning of General Instruction C to Form S-8.
     Selling shareholders will be listed in a supplement to this prospectus.
Plan of Distribution
     The selling shareholders and their pledgees, donees, transferees, distributees or other successors-in-interest may from time to time sell shares of Common Stock acquired under this Plan directly to purchasers or offer the shares of Common Stock through broker-dealers or agents. The shares of Common Stock may be sold in one or more transactions on the New York Stock Exchange at market prices and on terms prevailing at the time of the sale.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders in amounts to be negotiated in connection with the sales. Such broker-dealers and any other participating broker-dealers may be deemed to be “underwriters” within the meaning of the 1933 Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the 1933 Act. In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 promulgated under the 1933 Act may be sold under Rule 144 rather than pursuant to this prospectus.
     Commissions and discounts, if any, attributable to the sales of the shares will be paid by the shareholders who sell the shares.
Validity of Common Stock
     The validity of any newly issued shares of Common Stock offered hereby will be passed upon by Kathleen E. Shannon, Esq., Senior Vice President, Secretary and Deputy General Counsel of the Company. Ms. Shannon is regularly employed by the Company, participates in various employee benefit plans of the Company under which she may receive shares of Common Stock and currently beneficially owns less than 1% of the shares of outstanding Common Stock.
Experts
     The consolidated financial statements, the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) included in AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (which contains an adverse opinion on the effectiveness of internal control over financial reporting), incorporated herein by reference, are so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents have been filed by American International Group, Inc., (“AIG”) with the Securities and Exchange Commission (the “Commission”) (File No. 1-8787) and are incorporated herein by reference:
(a)	AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	AIG’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007;

(c)	AIG’s Current Reports on Form 8-K filed on January 19, 2007, March 1, 2007 (Item 8.01 information only), March 13, 2007, March 16, 2007, May 22, 2007, June 7, 2007, November 15, 2007 and December 18, 2007;

(d)	AIG’s Current Report on Form 8-K/A filed on December 7, 2007; and

(e)	The description of Common Stock contained in the Registration Statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          All documents filed by AIG after the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that AIG is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
          Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          The Common Stock is registered under Section 12(b) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.

          The validity of the shares of Common Stock offered pursuant to the American International Group, Inc. 2007 Amended and Restated Stock Incentive Plan (the “Plan”) will be passed upon by Kathleen E. Shannon, Esq., Senior Vice President, Secretary and Deputy General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of Common Stock and currently beneficially owns less than 1% of the outstanding shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
          The amended and restated certificate of incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.4 of AIG’s amended and restated by-laws contains a similar provision.
          The amended and restated certificate of incorporation also provides that a director will not be personally liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.
          Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, AIG and its subsidiaries maintain a directors’ and officers’ liability insurance policy.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The exhibits are listed in the exhibit index.
Item 9. Undertakings.
          AIG hereby undertakes:
(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by AIG pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of AIG’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AIG pursuant to the foregoing provisions, or otherwise, AIG has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AIG of expenses incurred or paid by a director, officer or controlling person of AIG in the successful defense of any action, suit or proceeding) is asserted against AIG by such director, officer or controlling person in connection with the securities being registered, AIG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18 day of December, 2007.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Martin J. Sullivan
	Name:	Martin J. Sullivan
	Title:	President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints Martin J. Sullivan and Steven J. Bensinger, and each of them severally, as true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 18 day of December, 2007.

Signature	Title

/s/ Martin J. Sullivan	President, Chief Executive Officer and Director

(Martin J. Sullivan)	(Principal Executive Officer)

/s/ Steven J. Bensinger	Executive Vice President and Chief Financial Officer

(Steven J. Bensinger)	(Principal Financial Officer)

/s/ David L. Herzog	Senior Vice President and Comptroller

(David L. Herzog)	(Principal Accounting Officer)

/s/ Marshall A. Cohen	Director

(Marshall A. Cohen)

/s/ Martin S. Feldstein	Director

(Martin S. Feldstein)

/s/ Ellen V. Futter	Director

(Ellen V. Futter)

Signature	Title

/s/ Stephen L. Hammerman	Director

(Stephen L. Hammerman)

/s/ Richard C. Holbrooke	Director

(Richard C. Holbrooke)

/s/ Fred H. Langhammer	Director

(Fred H. Langhammer)

/s/ George L. Miles, Jr.	Director

(George L. Miles, Jr.)

/s/ Morris W. Offit	Director

(Morris W. Offit)

/s/ James F. Orr III	Director

(James F. Orr III)

/s/ Virginia M. Rometty	Director

(Virginia M. Rometty)

/s/ Michael H. Sutton	Director

(Michael H. Sutton)

/s/ Edmund S.W. Tse	Director

(Edmund S.W. Tse)

/s/ Robert B. Willumstad	Director

(Robert B. Willumstad)

/s/ Frank G. Zarb	Director

(Frank G. Zarb)

EXHIBIT INDEX

Exhibit Number	Description	Location
4	American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan	Filed as exhibit hereto.

5	Opinion of Kathleen E. Shannon re validity	Filed as exhibit hereto.

10	Material contracts

	(a) Form of Stock Option Award Agreement under the AIG Amended and Restated 2007 Stock Incentive Plan.	Filed as exhibit hereto.

	(b) Form of Performance RSU Award Agreement under the AIG Amended and Restated 2007 Stock Incentive Plan	Filed as exhibit hereto.

	(c) Form of Time-Vested RSU Award Agreement under the AIG Amended and Restated 2007 Stock Incentive Plan	Filed as exhibit hereto.

	(d) Form of Time-Vested RSU Award Agreement with four-year pro rata vesting under the AIG Amended and Restated 2007 Stock Incentive Plan	Filed as exhibit hereto.

	(e) Form of Time-Vested RSU Award Agreement with three-year pro rata vesting under the AIG Amended and Restated 2007 Stock Incentive Plan	Filed as exhibit hereto.

	(f) Form of Non-Employee Director Deferred Stock Units Award Agreement under the AIG Amended and Restated 2007 Stock Incentive Plan	Filed as exhibit hereto.

15	Letter re unaudited interim financial information	Not applicable.

Exhibit Number	Description	Location
23	Consents of experts and counsel
	(a) PricewaterhouseCoopers LLP.	Filed as exhibit hereto.
	(b) Kathleen E. Shannon, Esq.	Included in Exhibit 5.

24	Power of Attorney	Included in signature pages.